EXHIBIT 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Patterson-UTI Energy, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Common stock, par value $0.01 per share	Rule 457 (c) Rule 457(f)(1), Rule 457(f)(3)	182,308,659(1)	—	$2,495,763,067.94(2)	0.00011020	$275,033.09

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A		N/A

	Total Offering Amounts					$2,495,763,067.94		$275,033.09

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$275,033.09

(1)

Represents the estimated maximum number of shares of common stock, par value $0.01 per share (“Patterson-UTI Common Stock”) of Patterson-UTI Energy, Inc. (the “Registrant”) to be issued upon the completion of the mergers and other transactions contemplated by the Agreement and Plan of Merger, dated as of June 14, 2023, by and among the Registrant, NexTier Oilfield Solutions Inc. (“NexTier”), Pecos Merger Sub Inc. and Pecos Second Merger Sub LLC (as may be amended, the “Merger Agreement”) and is based upon the product of (a) an exchange ratio in the Merger Agreement of 0.7520 multiplied by (b) 242,431,728 shares of common stock, par value $0.01 per share, of NexTier (“NexTier Common Stock”), which is the sum of (i) 228,548,945 shares of NexTier Common Stock outstanding as of July 7, 2023 (including outstanding NexTier restricted stock awards), (ii) 12,639,981 shares of NexTier Common Stock underlying outstanding stock-based equity awards (other than options), (iii) 867,802 shares of NexTier Common Stock issuable upon exercise of outstanding options, and (iv) 375,000 shares of NexTier Common Stock which may be granted prior to closing that remain available for issuance under NexTier equity incentive plans not included in clause (ii) or clause (iii), estimated solely for the purpose of calculating the registration fee.

(2)

Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and calculated pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) under the Securities Act. Such amount equals the product of (i) $10.37, the average of the high and the low prices per share of NexTier Common Stock, as reported on the New York Stock Exchange on July 14, 2023, which is within five business days prior to the filing of this Registration Statement on Form S-4, and (ii) 242,431,728 shares of NexTier Common Stock as calculated pursuant to footnote 1, less the aggregate exercise price of the options specified in clause (iii) of footnote 1 equal to $18,253,951.42.